Exhibit 99.2

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

CEVA, INC.

Third Quarter 2019 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

November 7, 2019

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s third quarter 2019 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the third quarter and provide general qualitative data. Yaniv will then cover the financial results for the third quarter and also provide qualitative data for the fourth quarter of 2019.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our optimism about our IP portfolio for wireless connectivity and smart sensing, new agreements with customers in the automotive space, adoption of NB-IoT, Yole Developpement’s market data about motion sensor space and royalty prospects from recent licensing deals. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our ability to realize the benefits from the acquisition of certain assets of Hillcrest Labs; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance and offset the maturity of the handset market; the speed and extent of the expansion of the 4G, LTE and 5G networks and wireless connectivity, AI, NB-IoT and IoT space generally; our ability to execute more non-handset baseband license agreements; the effect of trade tariffs and political tensions; the effect of intense industry competition and consolidation; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

In addition to the financial results prepared in accordance with generally accepted accounting principles, or GAAP, we will also present certain non-GAAP financial measures today. CEVA’s management believes that in addition to using GAAP results in evaluating our business, it also can be useful to review results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results, which can be found in the earnings press release issued today.

A copy of today’s press release for the quarter ended September 30, 2019, and the related financial tables and management commentary, which were included in our Current Report on Form 8-K filed today, also can be found on the investor relations portion of our website.

With that said, I will now hand the call over to Gideon.

Gideon

Thank you Richard. Welcome everyone and thank you for joining us today. We are pleased to have delivered a robust third quarter on the back of another excellent quarter in licensing and a substantial step up in our royalty revenue.

Total revenue for the third quarter was $23.5 million, up 28% sequentially and 10% on a year-over-year basis. License revenue was $11.3 million, up 15% year-over-year. Royalty revenue was $12.2 million, up 61% sequentially and 5% on a year-over-year basis.

We concluded fourteen agreements in the quarter, of which thirteen were for connectivity and one for smart sensing. Five of these agreements were with first-time customers. Customers’ target products include automotive ADAS, hearing aids, smart meters, true wireless stereo earbuds and a wide variety of IoT devices. Of the deals signed in the quarter, three were of strategic importance, with marquee names. I will elaborate on these shortly. Overall, we continue to show consistent execution in signing up new customers and to build up a pipeline for new agreements. Our comprehensive portfolio for wireless connectivity and smart sensing intersects with the IP needs of almost every semiconductor company and OEM . Our customer reach is global, and we are winning prominent businesses in every geography. In the U.S., we are seeing opportunities in smart edge devices for consumer, robotics and automotive. In Europe, digital health and smart city applications are strong areas of interest. In APAC, excluding China, we see interest for ADAS and consumer electronics and in China, we are engaging with customers across many verticals, including wireless infrastructure, smartphones, robots and a wide variety of IoT edge devices.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

Let me take the next few minutes to expand on three important licensing agreements signed in the third quarter.

The first is a comprehensive agreement with a name brand semiconductor incumbent in the automotive market, which is a new customer for CEVA in this space. The customer selected our AI processor technology, which we announced last month along with our reputable CDNN AI software framework for its next generation ADAS chips. We are extremely excited by the engagement with this key player, targeting mainstream and high volume ADAS use cases such as automatic emergency breaking, which is now mandated by multiple regulatory groups such as NCAP of Europe, adaptive cruise control, lane keeping, blind-spot detection, surround view and more. This design win anchors our position in the automotive space and adds to our already key automotive-related customers, which includes ON Semiconductor, the industry’s leading supplier of ADAS image sensors and one of the world’s largest automotive OEM. To this effect, last month, we announced our latest NeuPro-S AI processor that addresses the requirements for data bandwidth efficiencies and performance scalability. We also unveiled a novel extension to our CDNN framework, called CDNN-Invite API, which allows automotive OEMs or Tier 1 customers who own proprietary AI processor to couple it with our comprehensive CDNN software framework, which saves costly and complicated development of AI complier technology.

A second agreement that we would like to highlight is a sizable Bluetooth low energy IP agreement with one of the world’s largest manufacturers of hearing instrument products, an industry that is going through continuous technology innovations involving digitization and wireless integration. Our extremely low power BLE technology will be deployed inside an advanced hearing instrument to enable the user of the device to flawlessly connect with smartphones and access useful applications and services, such as stereo audio streaming, voice, transcript and remote tuning. This new comprehensive agreement with our customer exposes us to a growing industry that according to company research addresses about one billion people that experience hearing difficulties.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

The third key agreement in the quarter was with a very large European semiconductor company who decided to license our comprehensive Dragonfly NB-IoT IP, initially for a smart meter application. It is our first agreement with this large customer who owns a broad product portfolio and has a diverse customer base and strong synergies with our broader product lines. The adoption of NB-IoT by cellular operators throughout the world is progressing. Beyond China where the deployment is ongoing, India, led by Reliance JIO, is pushing forward an aggressive program. In its recent annual general meeting, the Reliance Chairman stated that JIO aims to connect 1 billion NB-IoT devices within the next two years. He also mentioned that 300 million smart meters need to be connected in India for real-time monitoring and to enable consumers with visibility and full control on costs.

On royalty revenue, we had a strong quarter, including for the first time, contribution from the Hillcrest Labs sensor fusion business. Our baseband customers benefitted from the launch of new premium tier smartphones and market share gain in the low tier of LTE phones targeted for developing economies. In non-baseband, we continued the momentum with excellent progress, contributing $3.9 million, an all-time high with units up 29% sequentially and 27% year-over-year, reaching also an all-time quarterly high of 123 million units.

During the quarter, we started to reach out to customers in regards to our Hillcrest Labs sensor fusion technologies that we recently acquired. The feedback has been very constructive on the potential intersection points with customers’ needs and the potential business growth. The motion sensor space is a big and fragmented market, growing to over $6 billion in MEMS semiconductor content by 2024 according to industry research firm Yole Developpement. Initially, our focus will be around robotics, laptops, mobile headset, and advanced remote controls. Hillcrest Labs is a household name with strong technology fundamentals and solid customer relations. This particularly applies to OEMs where our revenue composition will be primarily from royalties based on the device price rather than upfront license fees and per-chip royalties that we engage with semiconductor customers.

In summary, we had an excellent third quarter both on the licensing and royalty fronts. We remain focused on executing licensing agreements and gaining key customer adoption, as evident across the first three quarters of this year. Licensing is the precursor for royalty growth and the earnings leverage that we outlined in our January investor day. Our royalty revenue reflected a strong uptick in cellular baseband, and a growing contribution from the non-handset segment from new product ramps, new customers getting into production and from Hillcrest Labs’ OEM customers.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the third quarter of 2019.

-	Revenue for the third quarter was $23.5 million, up 10% as compared to $21.4 million for the same quarter last year. The revenue breakdown is as follows:
o	Licensing and related revenue was approximately $11.3 million, reflecting 48% of total revenues, 15% higher as compared to the third quarter of 2018.
o	Royalty revenue was $12.2 million, reflecting 52% of total revenues, up 5% from $11.6 million for the same quarter last year and up 61% sequentially.
o	Non-handset baseband royalty revenue reached an all-time high of $3.9 million in the quarter.
o

Quarterly gross margin was 88% on a GAAP basis and 89% on a non-GAAP basis, as projected. Non-GAAP quarterly gross margin excluded approximately $0.1 million of equity-based compensation expenses and $0.1 million of the impact of the amortization of acquired intangibles of our investment in NB-IoT technologies.

-

Total operating expenses for the third quarter came in at approximately $21 million. OPEX also included an aggregate equity-based compensation expense of approximately $2.6 million, deal expenses and write-off of an acquired lease associated with the Hillcrest Labs transaction of $0.8 million, amortization of acquired intangibles associated with the acquisition of the Hillcrest Labs business and Immervision investment of $0.5 million, and the amortization of acquired intangibles of RivieraWaves of $0.2 million. Total operating expenses for the third quarter, excluding equity-based compensation expenses, deal related costs and amortization of intangibles, were $16.8 million, just below the mid-point of our guidance.

-	In the third quarter, we concluded a tax audit, following which, we recorded a tax benefit of approximately $1 million on both GAAP and non-GAAP basis. We currently have no other pending tax audits.
-	U.S. GAAP net income for the quarter was $0.8 million, and diluted earnings per share was 3 cents compared to net income of $2.5 million and 11 cents for the third quarter of 2018.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

-

Non-GAAP net income and diluted EPS for the third quarter of 2019 were slightly down 2% and 4% to $5.1 million and 22 cents, respectively, from net income and diluted EPS for the third quarter of 2018 of $5.2 million and 23 cents, respectively. Non-GAAP net income and diluted earnings per share for the third quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.6 million (b) the impact of the amortization of acquired intangibles of $0.8 million associated with the acquisitions of RivieraWaves and the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies, and (c) deal expenses and write-off of an acquired lease associated with the Hillcrest Labs transaction of $0.8 million. Non-GAAP net income and diluted earnings per share for the third quarter of 2018 excluded equity-based compensation expenses, net of taxes, of $2.5 million, and the impact of the amortization of acquired intangibles of RivieraWaves and our investment in NB-IoT technologies, in the aggregate amount of $0.3 million.

Other related data

-	Shipped units by CEVA licensees during the third quarter of 2019 were 292 million units, up 35% sequentially and up 11% from third quarter 2018 reported shipments.
-

Of the 292 million units shipped, 169 million units, or 58%, were for handset baseband chips, reflecting a sequential increase of 38% from 122 million units of handset baseband chips shipped during the second quarter of 2019 and a 2% increase from 165 million units shipped year over year.

-	As Gideon stated earlier, our non-baseband shipments reached an all-time record high of 123 million units, up 27% sequentially and up 27% annually.
-	Of non-baseband units, 92 million were related to Bluetooth shipments, also an all-time record high.

As for the balance sheet items

As of September 30, 2019, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $148 million, down from $166 million in the prior quarter following our recent $21 million investments in sensor fusion and wide-angel distortion correction technologies. As we focused our attention and financial resources on the acquisition of the Hillcrest Labs business during the third quarter, we did not execute any share buybacks during the period. Nonetheless, for 2019 to date, we repurchased approximately 194,000 shares for approximately $4.9 million. Moreover, our Board of Directors a year ago approved the expansion of our buyback program and as of September 30, 2019, we had a total of 161,000 shares of common stock available for repurchase.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

Our DSO for the third quarter of 2019 improved to 31 days. During the quarter, we generated $3 million of net cash from operations; depreciation was $0.8 million; purchase of fixed assets was $1.3 million and investments in new technologies were $21 million. At the end of the quarter, our headcount was 383 people, of which 318 were engineers, including people from Hillcrest Labs, which we welcomed on board in July.

Qualitative data specifically for the fourth quarter of 2019

-	On licensing and related revenue, as Gideon alluded to, we continue to experience healthy demand for our technologies across all geographies.
-	On royalties, we forecast a 10% sequential increase after recording 61% sequential growth in the third quarter. This should equate to a new all-time high in royalty revenue.
-

Gross margin is expected to be approximately 89% on a GAAP and 90% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million of amortization expense associated with acquired intangibles of our investment in NB-IoT technologies.

-

Overall, OPEX is expected to be in the range of $20 million to $21 million. Of our anticipated total operating expenses for the fourth quarter, $2.7 million is expected to be attributable to equity-based compensation expenses, $0.9 million to the amortization of acquired intangibles for RivieraWaves, Hillcrest Labs and Immervision. Non-GAAP OPEX is expected to be similar to the third quarter level, in the range of $16.3 million – $17.3 million.

-	Net interest income is expected to be approximately $0.7 million.
-	Taxes for the fourth quarter: $0.8 million on GAAP basis and $0.9 million on a non-GAAP basis.
-	Share count for the fourth quarter of 2019 is expected to be similar to the third quarter, approximately 23 million shares.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

CEVA, Inc. Q3 2019 Financial Results Conference Call – Prepared Remarks :: November 7, 2019

With regards to upcoming events we will be attending, these include:

●	Barclay’s Global Technology Conference, December 11th in San Francisco, California.

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye